 Exhibit 10.2

Commercial Lease

THIS COMMERCIAL lease is made and entered into this                day of May 2021 by and between Catexor Limited Partnership-I, (the “Lessor”), a Florida Limited Partnership, whose address is 2730 SW 3rd Avenue, Suite 800, Miami, Florida 33128-2237 and Vocodia Group, LLC (the “Lessee”), a Delaware Limited Liability Corporation (state of origin/type of entity), whose address,       900 Linton Boulevard, Suite 213B, Delray Beach, FL 33444.

WITNESSETH:

1.          Lease of Premises. In consideration of the mutual promises, covenants and conditions herein contained, and the rent reserved by Lessor, Lessor hereby leases, lets and demises unto Lessee, and Lessee hereby rents of and from Lessor, the following premises (the “Premises”):

Portion of Suite No. 160 of the commercial building (the “Building”) described on Exhibit “A” with a street address of 6401 Congress Avenue, Boca Raton, Florida located within the development known as               Amtec Center (the "Project") described on Exhibit “B”,

together with easements and improvements appurtenant thereto, but subject to easements, restrictions and other matters of record. The actual locations, numbers, sizes and dimensions of all improvements, landscaping and parking areas may deviate from the descriptions thereof shown on the Exhibits hereto.

Lessee acknowledges and agrees that it is leasing the “Premises” and that the “leasable area of the Premises” is set forth in Article 7 (A)(4) only for purposes of calculating the pro rata share of the operating costs of the Premises. Lessee acknowledges and agrees that Lessee is satisfied with the square footage calculation and any consequent percentage calculations and accepts the same and waives herein, and forever hereafter, any right to object to the square footage calculation of the Premises, set forth herein or in any other ancillary document to this Commercial Lease and hereby conclusively and finally accepts such measurements and accepts all statements herein relating to such measurements.

2.          Term. The term of this Lease (the “Term”) shall begin on the date ~~this L~~e~~as~~e ~~is~~ e~~x~~e~~cut~~e~~d~~ designated below in Subsection D, and continue until the five (5) year, four (4) month               anniversary (the “Termination Date”) of upon the first to occur of the following (the “Commencement Date”):

~~A~~	~~The date upon which Lessee takes possession of the office portion of the Premises: or~~

~~B~~	~~Five days after a certificate of occupancy is issued for the improvements described in Exhibit “C” hereof (the “Workletter”); or~~

~~C.~~	~~_______days from the date hereof,~~

D.	The lease term is targeted to commence on or before August 1, 2021 and would expire on or before November 30, 2026.

Certificate of Lease & Rent Commencement - Lessor and Lessee will execute the attached Exhibit “E” once the Lease Commencement Date is confirmed.

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unless this Lease is sooner terminated, or extended, pursuant to the terms and conditions hereof. If Lessor is unable to give possession of the Premises on the Commencement Date by reason of the holding over of any tenant, or because construction, repairs or improvements are not completed, all Rent and other payments due on the Commencement Date shall abate for the period that possession by Lessee is delayed. If Lessee causes such delay, Rent and such other payments shall not abate. Notwithstanding the foregoing, Lessor shall not be responsible for direct or consequential damages because of its inability to furnish possession to Lessee by any particular date. In the event of any such delay, the Termination Date shall not be extended. Notwithstanding anything in the foregoing, provided Lessee executes the lease and paid the Security Deposit and Prepaid Rent outlined in the Lease, if Lessor fails to deliver the premises to Lessee by October 1,2021, Lessor shall have the right to terminate this Lease without any further obligation to Lessor and Lessor shall return any monies paid by Lessee to Lessor.

3.          Holding Over. In the event of holding over by Lessee after expiration of the Term or the earlier termination of this Lease without the written consent of Lessor, Lessee shall pay as liquidated damages for the entire holdover period, on a per diem basis, double (i) the greater of Rent or the then current fair market monthly rental of the Premises and (ii) any Additional Rent due under this Lease (calculated on the basis of Rent with respect to the month immediately preceding the month in which expiration or termination occurs) for the entire holdover period. In the event of any unauthorized holding over, Lessee shall also indemnify Lessor against all claims for damages by any other tenant to whom Lessor may have leased all or any part of the Premises covered hereby effective after the termination of this Lease. No payments of money by Lsessee after the expiration of the Term or the earlier termination of this Lease will reinstate, continue or extend the Term; reduce the liability of Lessee to Lessor for damages; or affect any termination notice given by Lessor to Lessee. No extension of the Term will be valid unless and until the same will be reduced to writing and signed by both Lessor and Lessee.

4.          Construction of Improvements. Lessor has completed or will complete construction of the Building in which the Premises are located. The Workletter attached hereto as Exhibit "C" describes the leasehold improvements to be made in and to the Premises by Lessor and or Lessee, together with a designation of the person(s) or entity(ies) by whom such improvements are to be constructed and/or installed. Except for completion of any remaining items which are Lessor’s responsibility under the Workletter, and except for defects which are not observable upon a reasonable inspection and about which Lessee notifies Lessor in writing within six months after taking possession of the Premises, the taking of possession of the Premises by Lessee will be conclusive evidence as to Lease that: (a) the Building and each and every part and appurtenance thereof are in good and satisfactory condition; and (b) Lessee waives any defects in the Premises and all other parts of the Building and the Project.

5.          Rent.

A.  Annual Rent. Lessee agrees to pay Lessor, without demand, notice, set-off or deduction, rent ("Rent") as adjusted annually for increases in the cost of living as set forth in subparagraph B hereof, beginning on the Commencement Date. Rent shall be Eighty Thousand forty and 00/100 Dollars ($80,040.00) per annum plus applicable Florida State Sales Tax. Lessee’s covenant to pay Rent and other sums due hereunder are independent of Lessor’s covenants hereunder and Lessee shall have no right to withhold any such payments on account of any alleged failure by Lessor to perform or comply with any of the terms of this Lease.

B.   Cost of Living Adjustments to Rent. On each anniversary date of the Lease, an adjustment shall be made in the next 12 monthly installments of Rent by* ~~multiplying Rent by the in the Consumer Price Index (the "Index"), U.S. City Average for All Urban Consumers (CPI U), All Items Index (1982 84 - 100)-published by the Bureau of Labor Statistics of the United Slates Department of Labor (the "Bureau"). Rent shall be the greater of (i) Rent for the previous calendar year or (ii) the figure obtained by the following formula:~~

~~Rent~~	~~-~~ 	~~Rent~~	~~X~~	~~Adjustment Level~~
~~for current~~		~~for previous~~		~~Base-Level~~
~~calendar year~~		~~calendar year~~

~~"Adjustment Level" shall mean the level of the Index in effect for the month of September in the previous calendar year. "Base Level" shall mean the level of the Index in effect for the month of September in the calendar year prior to the previous ealendar year. If the compilation and/or publication of the Index shall be transferred to any other departments bureau, or agency of the United States Government, or if the Bureau shall adopt a successor Index, the Index published by such successor department, bureau of agency shall be adopted and used as-a standard for-computing cost of living adjustments to the Base-Rent. If no successor index is published, Lessor shall substitute therefore a comparable index based upon changes in the cost of living or purchasing-power of the consumer dollar published by any other governmental agency, a major bank or other financial institution-, university or a recognized financial publication. In the event no Index is published for September of any calendar year during the Term, the levels for computation shall be established by Interpolation from the published levels nearest to the date on which the levels are to be determined. After publication of all statisties necessary for calculation of the Rent applicable to any calendar year during the Term, Lesser-shall compute the amount of-annual Rent to be paid by Lessee during such calendar year and shall notify Lessee thereof in writing by December 15th-of each year, setting forth the manner in,-and-statistics upon, which the new Rent was computed. If the annual amount of Rent payable during any calendar year has not or cannot be computed by the due date of the first installment(s) thereof, Lessee shall continue-to pay monthly installments of Rent until the amount of the new installments has been computed. Lessee shall pay thereafter the deficiency for the period where the annual amount-of Rent-payable was not or could not have been computed with the installment(s) of Rent next maturing.~~

*	a fixed three (3) percent increase per annum.

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C. Method of Payment. Rent shall by payable in equal monthly installments in advance on the first (1 st) day of each calendar month of the Term to Lessor at the following address:

Amtec Center
c/o CBRE, Inc.
Lease No. __________	Property ID: 0ADS01
P.O. Box 6076
Hicksville, NY 11802-6076

(the "Payment Address"), or at such other place Lessor may from time to time designate in writing. Such rent shall be due automatically and without notice from Lessor. If the Commencement Date is not on the first (1 st) day of a calendar month, Rent for the period between the Commencement Date and the first (1st) day of the following month shall be apportioned, on a per diem basis, at the monthly rental rate hereinabove provided, and shall be payable on the Commencement Date. Lessee shall not pay more than two monthly installments of Rent in advance (the current month and one additional month) without the prior written consent of all mortgagees of the Project.

D.  Use, Excise, Sales and Other Taxes. In addition to the Rent and other amounts herein reserved, Lessee shall also pay the amount of any use, excise, sales or other tax on any rental (as defined by the appropriate governmental entity), including, but not limited to, sales tax on Operating Costs, and other amounts due hereunder imposed by the State of Florida and any federal, state or local governmental or agency. Such taxes and other assessments shall be paid as Additional Rent at the same time and in the same manner as each payment of Rent. Lessee shall pay before delinquency any and all taxes and assessments, including licenses, sales, business corporation or other taxes, fees or charges levied or imposed upon its business operations in the Premises, including, but not limited to, taxes or assessments imposed upon trade fixtures, leasehold improvements, merchandise and other personalty in or upon the Premises.

E.  Expenditures by Lessor. If Lessor shall make any expenditure for which Lessee is liable under this Lease, the amount thereof shall be deemed Additional Rent due and payable by Lessee with the succeeding installment of Rent (unless some other date is expressly provided herein for payment of such amount) together with interest thereon at the rate per annum equal to five percent plus the prime rate, as the same is announced from time to time by the Chase Manhattan Bank, N.A., at its principal place of business in New York City or, if lower, the highest rate permitted by applicable law (the "Applicable Interest Rate").

F.  Additional Rent. All amounts payable by Lessee under this Lease in addition to Rent or as Additional Rent shall be payable and recoverable in the same manner as Rent.

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6.          Security Deposit. Lessee has deposited with Lessor, and Lessor hereby acknowledges receipt of, Twenty One Thousand Two Hundred Seventv-Two and 76/100 Dollars ($21,272.76) (the "Security Deposit") which shall be held by Lessor, without accrual of interest, as security for the faithful performance by Lessee of all of the terms of this Lease and not as an advance rent deposit or a measure of Lessor’s damages in the case of Lessee’s default. Such Security Deposit shall not be mortgaged, assigned, transferred or encumbered by Lessee without the express prior written consent of Lessor. If Lessee shall fail to perform any of the terms of this Lease, then Lessor, at its option and without prejudice to any other remedy which Lessor may have on account thereof, may appropriate and apply all or any part of the Security Deposit toward the payment of any Rent or additional sum due hereunder or to any loss or damage sustained by Lessor due to such breach on the part of Lessee; and Lessee shall forthwith upon demand restore the Security Deposit to the original sum deposited. Any funds paid by Lessee to Lessor as part of the Security Deposit or as a deposit or advance pursuant to the terms of this Lease, or any exhibit, addendum or modification hereto, may be commingled with other funds of Lessor and need not be placed in trust, deposited in escrow or otherwise held in a segregated account. Should Lessee comply with all of the terms hereof and promptly pay all of the rentals and all other sums payable by Lessee to Lessor as they become due, the Security Deposit shall be returned in full to Lessee within 30 days after the end of the Term. In the event of a bankruptcy or other creditor/debtor proceeding against Lessee, the Security Deposit shall be deemed to be first applied to the payment of Rent and other charges due Lessor for all periods prior to the filing of such proceedings. Lessor may deliver the Security Deposit and any other deposit made hereunder by Lessee to the purchaser of Lessor’s interest in all or any part of the Project and thereupon Lessor shall be discharged from any further liability with respect to such deposit; provided that such successor has assumed all of Lessor’s responsibilities and duties hereunder in writing; and this provision shall also apply to any subsequent transferee of Lessor

7.            Operating Costs.

A.     Definitions. In addition to Rent described in Article 5 hereof, and other amounts due hereunder, beginning on the Commencement Date Lessee shall pay as Additional Rent its pro rata share of all expenses, costs and disbursements of every kind and nature which Lessor shall pay or be obligated to pay because of or in connection with the ownership, operation and maintenance of the Building, including but not limited to, the following (the "Operating Costs"):

(1)    Services. The cost of providing the services and maintaining, repairing and managing the Common Areas (as hereinafter defined), including, without limitation, supplies; professional fees; service contracts; employees’ wages, taxes, and benefits; reasonable management fee; utilities not separately metered to the Premises; garbage collection and waste removal; security expenses; pest control; window cleaning and landscaping.

(2)    Taxes and Assessments. Any real estate taxes, assessments of any kind, sewer rents, rates and charges, parking taxes, and other federal, state or local government charges, general, ordinary or extraordinary, which may now or hereafter be levied or assessed against the Building and the Project Common Areas (collectively the "Taxes"). In the event such Taxes are not separately assessed, Lessor shall reasonably determine the amount of the applicable tax attributable to the Building and the Project Common Areas. If at any time during the Term (or any renewal or extension thereof) the method of taxation then prevailing is altered to impose taxes directly upon Lessor in place or partly in place of the Taxes, then all such new taxes imposed directly upon Lessor shall be included within Operating Costs.

(3)   Insurance. All premiums for public liability, fire and extended coverage or all risk, business interruption, and/or any other insurance coverage which may reasonably be carried by Lessor with respect to the Building and the Project common Areas.

(4)    Capital Investment Items. Contribution for amortization of the cost of all capital investment items which are primarily for the purposes of increasing the operating efficiency of the Building or the Project Common Areas, reducing Operating Costs, improving controlled access to the Building or the Project, or attempting to satisfy what may be required by any governmental authority. The amount of the annual contribution shall be determined by using an amortization schedule and applying the useful life of the item (as determined under I.R.S. regulations for the applicable year or by any other standard reasonably adopted by Lessor) and the Applicable Interest rate in accordance with generally accepted accounting principles.

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Lessee’s pro rata share of such Operating Costs shall be in the same ratio that Leasable area of the Premises bears to the Usable Area of the Building. The "Leasable area of the Premises" is 5336 square feet. The usable area of the building is 180,819 square feet. "Building Common Areas" shall include (a) automobile parking areas, driveways, courtyards, plazas and footways shown on Exhibit “A”, if any (if not included in Project Common Areas); (b) elevator, lobby and stairway areas; (c) elevators; (d) all corridors shared by more than one tenant; (e) all restrooms shared by more than one tenant; (f) all the exterior walls of the Building; and (g) interior walls and areas shared by all tenants in the Building. "Project Common Areas" shall mean such portion of the Project which Lessor from time to time designate as Project Common Areas and which benefit or are arguably for the use of tenants, owners and occupants of the Project. Project Common Areas may include (a) automobile parking areas, driveways and footways shown on Exhibit "B" which are not maintained by and at the expense of any tenant or occupant of the Project pursuant to a separate agreement with Lessor and (b) open or landscaped areas shown on Exhibit "B", and (c) any other areas so designated by Lessor. "Common Areas" shall collectively mean the Building Common Areas and the Project Common Areas.

Lessee’s prorata share is 2.95%  (5336 sf/l80,819 sf).

B.        Annual Budget. Lessor shall, prior to January 1st of each year, provide Lessee with an estimate of the Operating Costs for the next calendar year, which estimate shall be prepared by Lessor using the latest information available. Lessee shall pay to Lessor with each monthly installment of rent Additional Rent equal to one twelfth (I/I2th) of Lessees annual pro rata share of the estimated Operating Costs based upon the budget for that calendar year. Lessor shall within ninety (90) days after the close of each calendar year during the Term give Lessee a statement of such year’s actual Operating Costs with a comparison of the estimated Operating Costs for the previous year (the "Actual Costs Statement"). Within thirty (30) days after the delivery of the Actual Costs Statement, Lessee shall be entitled to take a credit in the same amount of any overpayment against the next installment of Rent due or, if appropriate, Lessee shall pay Lessor, a lump sum payment of the difference between Lessee’s pro rata share of estimated Operating Costs for the previous calendar year and Lessee’s pro rata share of the actual Operating Costs for such year. Should this Lease commence or terminate any other time than the first day of a calendar year, the lump sum payment adjustment shall be calculated by using a fraction, the numerator-of which is the number of days of the Tenn during the commencement or termination year, as the case may be, and the denominator of 365. During the last full or partial calendar year during the Term, Lessee pro rata share of Operating Costs shall be based solely upon the estimate of Operating Costs prepared by Lessor for such calendar year. Operating Costs for 2021 are estimated to equal $7.46 psf.

Within ninety (90) days after receipt of Lessor’s statement setting forth actual Operating Costs, Lessee shall have the right to audit at Lessor’s local offices, at Lessee’s expense, Lessor’s accounts and records relating to Operating Costs. Such audit shall be conducted by a certified public accountant approved by Lessor, which approval shall not be unreasonably withheld, or by Lessee’s independent lease administration consultants who shall not be compensated on a contingency or percentage basis. If such audit reveals that Lessor has overcharged Lessee, the amount overcharged shall be paid to Lessee within thirty (30) days after the audit is concluded. If such audit reveals that Lessor has undercharged Lessee, the amount of undercharge shall be paid by Lessee to Landlord within 30 days after the audit is conducted. In addition, if the Operating Costs included in the Actual Costs Statement exceed the actual Operating Costs which should have been charged to Lessee by more than five percent (5%), the cost of the audit shall be paid by Lessor. Lessee may not withhold any payment due as set forth in this Lease pending completion of the audit. Lessor shall have the right to review the audit findings before Lessor agrees to payment.

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8.          Use.

A.        General Use Restriction. Lessee shall use the Premises only for general office (the "Permitted Uses") and shall not leave the Premises vacant or suffer or permit any waste or mistreatment thereof. Throughout the Term, Lessee shall, at its own expense, comply with all laws, ordinances, orders, rules and regulations of any municipal county, state or federal governmental authority or other governmental authority having or claiming jurisdiction over the Project, Lessee or Lessor (a "Governmental Authority"), and shall obtain licenses and permits required with respect to the Permitted Uses. Lessor, at its sole option, may cancel this Lease if Lessee fails to provide the applicable municipality’s (and/or, if applicable, county’s) written approval (i.e., occupational license) of Lessee’s intended use of the Premises. If during the Term, any law, regulation or rule requires that an alteration, repair, addition or other change be made to the Premises, such work is to be done at Lessee’s expense. Lessee also agrees to abide by, and cause its agents, employees, licensees and invitees to abide by, the reasonable rules and regulations promulgated by Lessor, from time to time and as amended. Lessor shall not be liable to Lessee for the violation of any rules and regulations by any other tenant or person, and the failure to enforce any such rules and regulations against Lessee or any other tenant shall not constitute a waiver thereof by Lessor. A copy of the existing rules and regulations is attached hereto and made a part hereof as Exhibit "D". In the event of any conflict between the provisions of this Lease and the rules and regulations, the provisions of this Lease shall control. Lessee shall not allow the Premises to be occupied by more than five (5) persons per 1,000 square feet of rentable area.

B.       Park Covenants. If the Project is located in, is part of, or subsequent to the date hereof is incorporated into any office park, industrial park, business park or similar entity (the "Park"), this Lease shall be subject to all of the terms, covenants, restrictions, development criteria or other such regulations for the Park (the "Covenants"). Lessee hereby accepts its leasehold estate subject to such Covenants and agrees to conform and comply with all provisions contained therein or to allow Lessor or the declarant of the Covenants to fulfill all obligations imposed pursuant thereto. Lessee shall pay, as part of its pro rata share of Operating Costs (as hereinafter defined), its proportionate share of any costs imposed upon the Project as a result of the Project’s association with the Park including, but not limited to, owner’s association fees, maintenance costs and real estate taxes associated with any common areas of the Park.

9.         Lessor’s Duty to Maintain and Repair.

A.        Services to Lessee. Lessor agrees to use reasonable efforts to cause public utilities to furnish electricity and water necessary for operation of the Premises and the Building. Lessor also agrees to use all reasonable efforts to provide (as a part of Operating Costs) the following services (the "Services") to Lessee while Lessee is occupying the Premises (a) routine maintenance and electrical lighting service for all Common Areas; (b) central heat and air conditioning for all interior Building Common Areas from 8:00 A.M to 6:00 P.M. Monday through Friday (the "Building Hours"); (c) cold water at points of supply provided for general use of tenants of the Building; (d) routine maintenance to the roof, structure and exterior walls of the Building, reasonable wear and tear expected by both parties, including exterior painting of the Building and resurfacing of parking lots as necessary (Lessor is not responsible for maintaining windows, plate glass, doors, special storefronts or office entries), and (e) elevator service to the Premises, if applicable, twenty-four (24) hours a day, every day of the year, except during periods of servicing and repair. If Lessor shall fail to any extent to furnish any services described in this Lease, Lessor shall not be liable for damages to either person or property, nor shall such failure be construed as an eviction of Lessee nor relieve Lessee from any covenant or agreement hereof, including but not limited to the payment of Rent, Additional Rent and Operating Costs. If any Building machinery or equipment breaks down or otherwise ceases to function properly, Lessee shall have no claim for rebate of rents or damages on account of an interruption in service occasioned or resulting therefrom.

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B.        Repairs.       Lessor shall not be obligated to repair the roof or any other part of the Premises until written notice of the need for such repairs is given to Lessor by Lessee. Lessor shall have a reasonable opportunity to repair the roof or other part of the Premises after receiving notice from Lessee. Lessor shall not be liable to Lessee or to any third parties for damages or injuries occurring by reason of the need for such repairs. Further, Lessor shall not be liable for or required to make any repairs, or perform any maintenance, to or upon the Premises which are required by, related to or which arise out of negligence, fault, misfeasance or malfeasance of and by Lessee, its employees, agents, invitees, licensees or customers including damages that are a result of any criminal activity or break-in, in which event Lessee shall be responsible therefore. Subject to additional limitations set forth elsewhere in this Lease, Lessor’s liability with respect to any defects, repairs or maintenance for which Lessor is responsible under this Lease shall be limited to the cost of such repairs or maintenance or the curing of such defect.

10.          Lessee’s Repair and Maintenance Obligations.

A.          Duty to Repair. Lessee shall be liable for and required to make any repairs, perform any maintenance, and satisfy any claims with respect to the Project, including the Premises, that are required by, related to, or which arise from or grow out of negligence, fault, misfeasance or malfeasance of Lessee, its employees, agents, invitees, licensees or customers, unless Lessor shall elect by written notice to Lessee to make such repairs, perform such maintenance or satisfy such claims, in which event Lessee shall repay to Lessor the cost thereof (plus an additional charge of 15%) within three days of Lessor’s written demand.

B.          Duty to Maintain. Lessee shall, at its own expense, service, keep and maintain the interior of the Premises, including all plumbing, wiring, piping, heating and cooling equipment and fixtures and equipment on the interior of the Premises in good and substantial repair during the entire term of this Lease; but, such agreement of Lessee shall not apply to any damage covered by fire and extended coverage insurance. Without limiting the foregoing, Lessee is responsible for repairing, maintaining and/or replacing: windows, glass and plate glass, light bulbs, fluorescent tubes, doors,-fire sprinklers, plumbing (including toilet), and sewage lines, interior walls and finish work, floors, floor coverings, ceilings, dock lifts, dock conveyors, truck doors, and appliances lying within the perimetrical boundaries of the Premises. Lessee shall keep the sidewalks and loading areas adjacent to the Premises clean and free of all dirt and refuse. Lessee shall provide at its own expense custodial services, insect and pest control service, rubbish removal and all other services and supplies necessary to maintain or repair the Premises as set forth herein. Lessee agrees to make repairs to the Premises promptly as they may be needed at its own expense. All repairs shall be at least equal in quality to the original work.

C.          Surrender of the Premises. At the end of the Term or upon the earlier termination of this Lease, Lessee shall surrender the Premises in good condition and repair, reasonable wear and tear excepted, and in a broom-clean condition with all glass, walls, windows and doors intact. In the event of Lessee’s failure to surrender the Premises in the condition required, Lessor may restore the Premises to such condition, and Lessee shall pay the cost thereof on demand. Any deposit held pursuant to Article 6 hereof may be credited against any amount payable by Lessee under this paragraph.

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D.          Fire Safety. Lessee, at its own expense, shall install and maintain fire extinguishers within the Premises and other fire protective devices as may be reasonably required from time to time by Lessor (not including fire sprinkler system), any agency having jurisdiction and/or the insurance underwriters insuring the Premises. Lessor may install a fire sprinkler system which Lessor shall maintain unless modified by Lessee. Lessee may not modify any fire sprinkler system without the prior written consent of Lessor, which may be withheld for any reason. If Lessee modified the sprinkler system, Lessee assumes complete responsibility for such system, including all maintenance obligations.

E.          HVAC. The Premises shall be serviced with its own air conditioning and heating by a heating, air conditioning and ventilating system (the “HVAC System"). If the HVAC System is under warranty on the Commencement date, Lessor will furnish Lessee with a copy of such warranty. At all times during the Lease, Lessee shall have a full service quarterly preventative maintenance contract for the care and repair of the HVAC System with a contractor approved by Lessor (the “Approved Air Conditioning Contractor"). Lessee shall hold Lessor harmless from any and all costs by Lessor as a result of Lessee’s failure to keep the maintenance contract in effect. Lessee shall pay all costs, including service calls, incurred pursuant to such maintenance contract. Except as provided below, Lessee shall be responsible for all maintenance and repair costs incurred in connection with the HVAC System not covered by the maintenance contract. Lessor, at Lessor’s sole option, may contract directly with the Approved Contractor with respect to the maintenance contract and bill Lessee not less than quarterly for the same. Lessee will pay all invoices for the maintenance contract within 15 days of Lessee’s receipt of same.

11.          Right of Entry. Lessor, its agents and representatives shall have the right to enter into and upon any part of the Premises at any time either in the event of an emergency and otherwise upon reasonable notice, no less than 24 hours prior notice (unless an emergency), at reasonable times for the purposes of inspecting, cleaning or making repairs, alterations or additions thereto; Lessee shall not be entitled to any abatement or reduction of rent by reason thereof. The right of Lessor to enter, repair or do anything else to protect its interest, or the exercise or failure to exercise the right, shall in no way diminish Lessee’s obligations or enlarge Lessor’s obligations under this Lease, or affect any right or Lessor, or create any duty or liability by Lessor to Lessee or any third party. Notwithstanding the foregoing, Lessor shall use best efforts not to interfere with Lessee use of the Premises upon their right to enter.

12.          Utilities. In addition to Rent, Additional Rent and Lessee’s pro rata share of Operating Costs, Lessee shall pay all costs and expenses for heat, cooling, telephone service, sewer service and any and all other utilities separately metered and furnished to or used in connection with the Premises for any purpose whatsoever during the Term, promptly as each thereof shall become due and payable. In addition, Lessee shall pay all charges (whether or not separately metered) for utility services, including electricity for parking lot lighting, which are required by Lessee over and above the normal utility service provided by Lessor to the remainder of the tenants of the Building. Lessor may provide electricity or other utilities to Lessee metered by tab meters or metered in common for the whole Building (and allocated proportionately to Lessee on a square footage basis). Lessor shall bill Lessee, as Additional Rent, not less than quarterly for all utilities provided by Lessor, based on Lessor’s actual costs for such utilities (including reasonable billing costs). Payment for such utilities shall be due within ten days of Lessee’s receipt of the bill for such utilities. Lessor shall not be liable for any interruption or failure of utility services furnished through Lessor to the Premises.

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13.          Access Control. Lessee is responsible for access control to the Premises. Lessor shall not be liable to Lessee, and Lessee shall not make any claim against Lessor, for any loss Lessee may incur by reason of break-ins, burglaries, acts of vandalism, personal injury or death. Lessor agrees to furnish Lessee two (2) keys for each door entering the Premises. Additional keys will be furnished at a reasonable charge by Lessor on an order signed by Lessee or Lessee’s authorized representative. All such keys shall remain the property of Lessor. No additional locks or changes to existing locks shall be allowed on any door of the Premises without Lessor’s written permission, and Lessee shall not make, or permit to be made, any duplicate keys, except those furnished by Lessor, exclusive of keys to Lessee’s safes and vaults. At the end of the Term or upon the earlier termination of this Lease, Lessee shall surrender to Lessor all keys of the Premises and give to Lessor the explanation of the combination of all locks for safes, safe cabinets and vault doors, if any, that will remain in the Premises after the termination of this Lease. In the event Lessee loses or misplaces key(s) prior to or at termination of this Lease provided to Lessee by Lessor, Lessee shall be solely liable for all costs incurred by Lessor in changing lock(s) requiring such keys.

14.          Quiet Enjoyment. Lessor covenants that so long as Lessee pays the Rent and the other amounts reserved in this Lease and performs its agreements hereunder, Lessee shall have the right to quietly enjoy and use the Premises during the Term, subject only to the provisions of this Lease.

15.          Assignment-Subletting. Lessee shall not assign this Lease nor any rights hereunder, nor let or sublet all or any part of the Premises, nor suffer or permit any person of corporation to use any part of the Premises, without first obtaining the express prior written consent of Lessor, which consent shall not be unreasonably withheld ~~may be withheld by Lessor for any or no reason~~. The transfer of ~~ten~~ fifty-one percent (~~10~~51%) or more of the stock of Lessee if Lessee is a corporation, the transfer of any partnership interest if Lessee is a partnership, or the transfer of a beneficial interest in a land trust if Lessee is a land trust, shall be deemed an assignment requiring the consent of Lessor if any such transfer will effectively vest control of Lessee in an entity or person other than the entity or person then having such control. Should Lessor consent to such assignment of this Lease or to a sublease of all or any part of the Premises, Lessee does hereby guarantee payment of all Rent herein reserved and all other obligations hereunder until the expiration of the Term. No failure of Lessor to promptly collect from any assignee or sublease, or any extension of the time for the payment of such rents, shall release or relieve Lessee or any guarantor from it guaranty or obligation of payment of such rents or performance of other obligations. Should Lessor consent to such assignment or sublease, all amounts received by Lessee as consideration for the same, including, without limitation, amounts received from a sublessee in excess of amounts to be remitted by Lessee to Lessor hereunder, shall be the property of Lessor and delivered to Lessor by Lessee immediately upon receipt. Any consent by Lessor to an assignment or sublease of Lessee’s rights hereunder shall be effective for that transaction only. Lessor hereby expressly reserves the right to approve or disapprove of all future assignments or subleases by Lessee or its assignee or sublease, which approval shall not be unreasonably withheld ~~may be withheld for any or no reason~~. Notwithstanding the foregoing, Lessee may, upon thirty (30) days prior written notice to Lessor, assign this Lease without Lessor’s consent, to a corporation with which Lessee may merge or consolidate, to any parent or subsidiary of Lessee or to a subsidiary of Lessee’s parent; provided, however, that such assignment shall not affect or reduce any of the obligations of Lessee under this Lease and that Lessee shall remain primarily liable hereunder.

16.          Signs. Without first obtaining Lessor’s express prior written which may be withheld for any or no reason, Lessee shall not place or permit to be placed or maintained upon any exterior door, roof, wall or window of the Premises or upon any portion of the interior of the Premises visible from the exterior of the Building any sign, awning, canopy, interior graphics, advertising matter or other item of any kind; will not place or maintain any decoration, lettering or advertising matter on the glass of any window or door of the Premises; and will not place or maintain any freestanding structure within or upon the Common Areas or the Premises immediately adjacent thereto. Lessee agrees to maintain such items as may be approved by Lessor in good condition and repair at all times and to remove the same at the expiration of the Term or the earlier termination of this Lease as and if requested by Lessor. Upon removal thereof, Lessee agrees to repair any damage to the Premises or Building Common Areas caused by such installation and/or removal.

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17.          Parking and Common Areas. In addition to the Premises, but subject to Lessor’s reservation of rights in Article 30 hereof, Lessee shall have the right to non-exclusive use, in common with Lessor, other tenants, and the guests, employees and invitees of same, of the Common Areas for their intended purposes. The Common Areas shall be subject to the exclusive control and management of Lessor. Lessee further agrees that it and its officers and employees will park their automobiles only in the areas as Lessor may from time to time designate for employee parking, which ~~areas may be~~ must be within ~~or without~~ the Project. Lessee agrees that it will, within five (5) days after written request therefore by Lessor, furnish to Lessor the state automobile license numbers assigned to its cars and the cars of all of its employees. Lessee shall not park any truck nor delivery vehicle in the parking areas, nor permit delivery of supplies and equipment at any place or during any time period other than as designated by Lessor. In the event that Lessor deems it necessary to prevent the acquisition of public rights in and to the Building or the Project, Lessor may from time to time temporarily close portions of the Common Areas and may erect private boundary markers or take such steps as deemed appropriate for that purpose. Such action, shall not constitute or be considered an eviction or disturbance of Lessee’s quiet possession of the Premises. Lessee shall have twenty-one (21) unassigned parking spaces within the Common Areas.

18.          Alteration to the Premises and Removal of Equipment.

A.    Approval Required. Lessee shall not make any alteration, installation, improvement or addition to the Premises, including, but not limited to, roof and wall penetrations, the installation of heating, air conditioning or ventilating equipment or the construction of a mezzanine, or increase or decrease the Usable Area of the Premises, without first obtaining the express prior written consent of Lessor. Unless Lessor has waived such requirement in writing, Lessee’s request for approval of any alteration, improvement, addition or installation must be accompanied by details with respect to the proposed source of funds for payment of the cost of the item, design concept, plans and specifications, names of proposed contractors, hours of construction, proposed construction methods, and evidence of security for jobs whose cost exceeds $5,000.00 ~~1000~~ (such as payment and performance bonds).

B.    Complex Alterations. If the nature, volume or complexity of any proposed alteration, addition, improvement or installation causes Lessor to consult with an independent architect, engineer or other consultant, Lessee will reimburse Lessor for the fees and expenses incurred by Lessor. If any improvements will affect the Building Common Areas, Lessor may require that such work be designed by consultants designated by Lessor and be performed by Lessor or Lessor’s contractors at Lessee’s expense.

C.    Standard of Work. All work to be performed by or for Lessee pursuant hereto will be performed diligently and in a first-class, workmanlike manner, in compliance with all applicable laws, ordinances, regulations and rules of any public authority having jurisdiction over the Building and/or Lessee and Lessee’s insurance carriers. Lessor will have the right, but not the obligation, to inspect periodically the work on the Premises and may require reasonable changes in the method or quality of the work Lessee’s work shall not interfere with the progress of any other work on the Building or the Project being performed by or on account of Lessor. Lessee’s work shall be performed as quietly as possible and not unreasonably interfere or interrupt other tenant’s business in the Building. In addition, Lessor reserves the right to require that all or part of Lessee’s work be performed after the Building Hours or on the weekends if Lessor, in Lessor’s sole discretion, determines that Lessee’s work will disturb Lessor’s other tenants in the Building.

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D.     Ownership of Alterations. Upon the expiration of the Term or the earlier termination of this Lease, all additions, installations, decorations, improvements (whether temporary or permanent), fixtures (except Lessee’s trade fixtures which can be removed without defacing the Premises or the Building) and alterations, whether placed there by Lessee or Lessor, shall remain a part of the Premises as the property of Lessor without compensation or allowance or credit to the Lessee. Lessee shall, however, remove such items at its expense upon Lessor’s written request. If Lessee does not remove such items after Lessor’s request, Lessor may remove and sell or dispose of the same at the expense of Lessee in a manner Lessor deems advisable ~~or place such property in sterage at Lessee’s expense~~. Carpeting, emergency lights, fire extinguishers, alarm systems, shelving and cabinetry will be deemed improvements of the Premises and not movable trade fixtures, regardless of how or where affixed. Such alterations will not be removed by Lessee from the Premises either during or at the expiration of the Term or earlier termination of this Lease and will be surrendered as a part of the Premises unless such alteration is not Building standard and Lessor has requested that Lessee remove same. Notwithstanding the foregoing, Lessee shall not be liable for removal of standard improvements to the Building made by Lessor. Any of Lessee’s property remaining in the Premises ten (10) days after the expiration of the Term or earlier termination of this Lease will be deemed to have been abandoned by Lessee, and in such case such items may be retained by Lessor as Lessor’s property or disposed of by Lessor without accountability to Lessee, in such manner as Lessor determines the removal and disposal of any abandoned items will be at Lessee s expense.

19.          Liens. Lessee agrees that it will make full and prompt payment of all sums necessary to pay for the cost of repairs, alterations, improvements, changes or other work done by Lessee to the Premises, and further agrees to indemnify and hold harmless Lessor from and against any and all such costs and liabilities incurred by Lessee, and against any and all mechanic’s, materialman’s or laborer’s liens arising out of or from such work which may be asserted, claimed or charged against the Premises, the Building or the Project. Notwithstanding anything to the contrary in this Lease, Lessor shall not be liable for and the interest of Lessor in the Premises and the Project shall not be subject to, any mechanic’s, materialman’s or laborer’s liens for improvements or work made by or for Lessee, whether or not the same shall be made or done in accordance with an agreement between Lessor and Lessee. It is specifically understood and agreed that in no event shall Lessor or the interest of Lessor in the Premises be liable for or subject to any mechanic’s materialman’s or laborer’s liens for improvements or work made by or for Lessee; and this Lease specifically prohibits the subjecting of Lessor’s interest in the Premises to any mechanic’s, materialman’s or laborer’s liens for improvements made by Lessee or for which Lessee is responsible for payment under the terms of this Lease. All persons dealing with Lessee are hereunder placed upon notice of these provisions. In the event any notice or claim of lien shall be asserted of record against the interest of Lessor in the Premise or the Project on account of or growing out of any improvement or work done by or for Lessee or any person claiming by, through or under Lessee, or tor improvements or work the cost of which is the responsibility of Lessee, Lessee agrees to have such notice or claim of lien canceled and discharged of record (either by payment and satisfaction or by removal by transfer to bond or deposit as permitted by law) within thirty (30) days after notice to Lessee by Lessor. Lessee may contest any such lien after discharging the same by transfer to a bond or deposit pursuant to Florida law. Lessee shall have the right to grant a security interest to any bank or other lending institution in Lessee’s trade fixtures and equipment provided that such security interest does not attach to any part of the Premises. Upon execution of this Lease, Lessor and Lessee shall execute a Memorandum of this Lease in the form attached as Exhibit “E” hereto, which may be recorded among the Public Records of the County in which the Project is located at Lessor’s sole option.

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~~20.~~          Casualty. In the event the Premises are damaged or destroyed by fire or other casualty, Lessee shall notify Lessor immediately. In the event the Premises are rendered untenantable by fire or other casualty, Lessor shall have the option of terminating this Lease or rebuilding the Premises and/or Building, and in such event written notice of the election by Lessor shall be given to Lessee not later than thirty (30) days after settlement of any of Lessor’s insurance claims. In the event Lessor elects to rebuild the Premises, the Premises shall be restored to its former condition within a reasonable time, during which time Rent and Lessee’s pro rata share of Operating Costs shall be abated in proportion to the part of the Premises which are untenantable. Notwithstanding the foregoing, if such damage or destruction resulted from or was contributed to by the act, omission, fault or neglect of Lessee, or Lessee’s employees, invitees or agents, then there shall be no abatement of Rent and Lessee’s pro rata share of Operating Costs. In the case of such restoration, Lessor and Lessee shall have the same respective obligations to construct or install improvements as are designated in the Workletter. Notwithstanding anything to the contrary contained in this Article, Lessor shall only be obligated to restore or rebuild the Premises to a building standard condition, and nothing herein shall be construed to obligate Lessor under any circumstances to repair or restore improvements made by Lessee or specially constructed by Lessor for Lessee. In the event Lessor elects to terminate this Lease, the Rent, Additional Rent and Lessee’s pro rata share of Operating Costs shall be paid to and adjusted as of the date of such casualty, the Term of this Lease shall then expire and this Lease shall be of no further force or effect. Thereafter, Lessor shall be entitled to sole possession of the Premises. In the event the Premises are not repaired and tenantable within 150 days after the damage or casualty, Lessee shall have the option to terminate this Lease by written notice to Lessor at any time thereafter. ~~but at least thirty (30)-days prior to the Premises being repaired and made tenantable~~.

21.          Indemnification. Lessor shall not be liable for injury caused to any person or property by reason of the failure of Lessee to perform any of its covenants or agreements hereunder, nor for such damages or injury caused by reason of any present or future defect in the Premises now or in the future existing. Lessee agrees to indemnify and hold harmless Lessor, and its managing agent, representatives, agents, servants and employees from and against any and all loss, damage, claim, demand, liability, cost or expense, including, but not limited to, reasonable outside attorneys’ fees and expenses, by reason of any damage or injury to persons (including loss of life or illness) or property which may arise or be claimed to have arisen as a result of or in connection with the occupancy or use of the Premises or the Project by Lessee, its agents, employees, guests, contractors, licensees or invitees, or in connection with any construction of any improvements by Lessee, including, without limitation, any modification by Lessee of the sprinkler system in the Premises. In the event that any claim is alleged against Lessor and/or its successors or assigns by anyone arising out of the use or occupancy of the Premises and/or the Project by Lessee or by its representatives, agents, servants, employees, licensees, invitees or guests, it is expressly understood and agreed that at Lessor’s written direction, Lessee shall take over the defense of each and every claim promptly and pay all reasonable outside attorney’s fees, verdicts, judgments, settlement payments and all other costs and expenses whatsoever incurred in connection with the defense of all such claims, without exception, it being expressly understood that Lessee shall be and remain fully responsible for all such claims and will hold Lessor and its managing agent, representatives, agents, servants, and employees completely harmless from and against any cost or expense whatsoever in connection herewith regardless of whether Lessee or Lessor defends such claims. Lessor agrees that the above Par. 21 shall be mutual between Lessee and Lessor.

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22.          Insurance.

A.  Lessor’s Property. Except as noted below, Lessor shall bear all risks of loss or physical damage on the portion of the Building constructed by Lessor (excluding any improvements made by Lessee) which is caused by fire or other casualty. Lessor shall maintain (1) standard fire and extended coverage insurance on the portion of the Building constructed by Lessor (excluding any improvements made by Lessee) and Lessor’s personal property used in connection with the Building, insuring against loss or damage by fire and against loss or damage by other risks now or hereinafter embraced by "all-risk coverage", in amounts equal to the full replacement cost of the Building; and (2) rent or rental value insurance against loss of rent or rental value due to any risk insured above, including an extended coverage endorsement, in an amount equal to the annual total Rent for the Building. Such insurance shall be maintained with an insurance company authorized to do business in Florida (and the cost thereof shall be included in Operating Costs), and payments for losses thereunder shall be made solely to Lessor. Notwithstanding the foregoing, if any loss sustained by Lessor is caused by the negligence of Lessee, its agents, servants, employees, licensees, invitees or guests, then Lessee shall be liable to Lessor for the amount of the deductible under Lessor’s insurance, up to a maximum of $1,000. Further Lessor shall not be responsible for loss or damage to items for which Lessee is responsible as is more fully set forth below.

B.  Lessor’s Public Liability Insurance. Lessor shall maintain comprehensive liability insurance on the entire Building and the Project in amounts desired by Lessor.

C.  Lessee’s Public Liability Insurance. Lessee shall, at its expense, provide and maintain in force during the entire Term of this Lease, and any extension or renewal hereof, public liability insurance against the liability of Lessee and its authorized representatives arising out of or in connection with Lessee’s use or occupancy of the Premises with limits of coverage of not less than $250,000.00 for any property damage or loss from any one accident, and not less than $1,000,000.00 for injury to any one person from any one accident (such insurance may be procured under a combined single limit of $1,000,000.00), covering Lessee, and naming Lessor and Lessor’s managing agent, as additional insured, as their interests may appear. Lessor may require Lessee to increase the foregoing limits of liability insurance from time to time to new levels reasonably required by Lessor. Each policy of such insurance shall name as the insured thereunder Lessor, Lessor’s managing agent and Lessee and shall be of the type commonly known as owner’s, landlord’s and tenant’s insurance. Such policies shall be with a company or companies reasonably acceptable to Lessor and admitted to do business in Florida.

D.   Lessee’s Other Insurance. In addition to the foregoing insurance, Lessee shall provide, at its expense: (a) plate glass insurance providing full coverage for replacement of destroyed or damaged glass in or upon the Premises, including but not limited to destroyed or damaged laminated glass; (b) Workmen’s Compensation Insurance for the benefit of all employees entering upon the Building as a result of or in connection with their employment by Lessee; (c) all other insurance required of Lessee, as an employer, pursuant to any law, rule or ordinance of any governmental authority having jurisdiction; and (d) fire casualty and extended coverage insurance on Lessee’s fixtures, improvements and finishings, which policies of insurance shall be in such amounts, in such forms and issued by such companies as shall name Lessor and Lessee, Lessor’s managing agent as their interests may appear. At all times during construction upon the Premises, including initial construction of the Premises prior to the Commencement Date and during any alteration of the Premises, Lessee shall obtain builder’s risk insurance with such limits as Lessor shall from time to time require, and any such policy of insurance shall name as the insured thereunder Lessor, Lessor’s managing agent and Lessee, as their interests may appear.

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E.  Form of Lessee’s Insurance Policies. The original of each policy of insurance obtained by Lessee or certified duplicates thereof issued by the insurance or insuring organizations shall be delivered by Lessee to Lessor, on or before ten (10) days prior to occupancy of the Premises by Lessee and proof of renewal shall be delivered to Lessor not less than fifteen (15) days prior to the expiration of any such policy. Each policy shall provide that the insurer will not cancel or change the coverage provided by such policy without first giving Lessor ten (10) days prior written notice. Each insurance policy required by this Lease shall state the expiration of the policy and also state that Lessor’s coverage thereunder is primary whether or not Lessor has other collectible insurance. In addition to any other remedies that Lessor may have under this Lease, Lessor shall have the right to obtain the insurance Lessee is required to carry hereunder if Lessee should fail to carry such insurance and furnish Lessor with the required insurance certificates after notification from Lessor to do so. Lessee shall pay the cost thereof to Lessor on demand.

F.   Extraordinary Insurance. In addition to and together with Lessee’s pro rata share of Operating Costs, Lessee shall pay to Lessor within ten (10) business day’s of its receipt of Lessor’s written request, the entire amount of any extraordinary or additional premium for insurance upon or for the Building occasioned by or resulting from Lessee’s use of the Premises.

G.   Waiver of Subrogation. Anything in this Lease to the contrary notwithstanding, to the extent permissible under the insurance policies required by this Lease and/or maintained by Lessee or Lessor with respect to the Premises, the Building or the Project and without invalidation of the same, and except as provided above with respect to deductibles under their respective insurance polices, (i) Lessor and Lessee each hereby waives any and all rights of recovery, claim, action or cause of action, against the other, its agents, officers or employees, for any loss or damage that occurs to the Premises, the Building or the Project, or any improvements thereto, or any personal property of such party therein, by reason of fire, the elements, or any other cause which could be insured against under the terms of standard fire and extended coverage insurance policies, regardless of cause or origin, including negligence of the other party hereto, its agents, officers, or employees, and (ii) each covenants that no insurer shall hold any right of subrogation against such other party.

H.   Lessee’s Property. All personal property belonging to Lessee or to Lessee’s agents, servants, employees, licensees, invitees or guests which is located in or about the Building or the Premises shall be there at the sole risk of Lessee or such other person. Neither Lessor nor its agents shall be liable for any damage to either the person or the property of Lessee, or for the loss of or interruption to business, or for the loss of or damage to any property of Lessee, by theft or from any other cause whatsoever including, but not limited to, loss or damage caused in whole or in part by the Building becoming out of repair, or resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or snow, or leaks from any part of the Premises or from the pipes, appliances or plumbing works, or from the roof, street or subsurface or from any other place or by dampness or by any other cause of whatsoever nature, including the negligence of Lessor, its agents, servants, employees, licensees, invitees or guests. Neither Lessor not its agents shall be liable for any loss or damage caused by other tenants, if any, or persons in the Premises, or caused by operations in the construction of any private, public or quasi-public work. Notwithstanding the foregoing, if any such loss sustained by Lessee is caused by the negligence of Lessor, its agents, servants, employees, licensees, invitees or guests, then Lessor shall be liable to Lessee for the amount of the deductible under Lessee’s insurance, up to a maximum of $1,000. It is expressly agreed that it shall be the sole obligation of Lessee to insure, at its expense, any and all property of any nature whatsoever of Lessee’s located on the Premises.

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23.          Default:

A. Events of Default and Remedies. In the event Lessee or any guarantor of Lessee’s obligation under this Lease shall (a) fail to make any rental or other payment due hereunder within ten days after the same shall become due, or (b) admit its inability to pay its debts, or (c) make an assignment for the benefit of its creditors, or (d) have its leasehold estate taken upon execution or other process of law against, Lessee, except eminent domain, or (e) abandon the Premises during the Term hereof, or (f) have any receiver appointed in any proceeding commenced against it based upon its insolvency and if such receiver is not discharged within ninety (90) days after appointment, or (g) breach or fail to perform any of the material agreements, covenants and/or provisions herein or comply with any applicable rule or regulation pertaining to the Building or the Project, other than the agreement to pay rental or any other payment due hereunder, and Lessee fails to use its best efforts to cure such breach or failure within fifteen days after written notice from Lessor, or (h) any proceedings are filed against Lessee or any guarantor of this lease under the Bankruptcy Code or any similar provisions of any future federal bankruptcy law, or (i) fail to vacate the Premises immediately upon the expiration of the Term or the earlier termination of this Lease, by lapse of time or otherwise; then Lessor, in any such event(s), shall have the option to:

 (I)           Sue for rents as they become due;

(II)	Terminate this Lease, resume possession of the Premises (together with all additions, alterations, fixtures and improvements thereto) for its own account and recover immediately from Lessee any and all sums and damages for violation of Lessee’s obligations hereunder in existence or due at the time of termination and damages for Lessee’s default in an amount equal to the difference between the Rent for which provision is made in this Lease and fair rental value of the Premises for the remainder of the Lease term, together with all other charges, rental payments, costs and expenses herein agreed to be paid by Lessee, all actual and verifiable costs and expenses of Lessor in connection with any attempts to re-lease or relet the Premises (including, but not limited to, broker’s fees, advertising costs and cleaning expenses), the costs of recovering the Premises, and the costs of repairs and renovations reasonably necessary in connection with any re-leasing or reletting.

(III)	Resume possession and re-lease or re-rent the Premises for the remainder of the Lease term for the account of Lessee and recover from Lessee at the end of the Lease term or at the time each payment of rent becomes due under this Lease (adjusted to present value), as the Lessor may elect, the difference between the rent for which provision is made in this Lease and the rent received on the releasing or re-renting, together with all costs and expenses of Lessor in connection with such re-leasing or re-rental and collection of rent and the cost of all repairs or renovations reasonably necessary in connection with the re-leasing or re-rental, and if this option is exercised, Lessor shall, in addition, be entitled to recover from Lessee immediately any other damages occasioned by or resulting from the abandonment or a breach or default other than a default in the payment of rent;

(IV)	Accelerate the whole or any part of Rent, Additional Rent and Operating Costs for the entire unexpired balance of the Term, as well as all other charges, payments, costs and expenses to be paid by Lessee hereunder, including but not limited to damages for violation of Lessee’s obligations hereunder in existence at the time of acceleration, so that all sums due and payable under this Lease will be treated as payable in advance on the date of acceleration and this Lease will remain in effect. For the purposes of determining the amount due upon acceleration, Rent, Additional Rent and Lessee’s pro rata share of Operating Costs shall be treated as fixed at the levels in effect on the date of acceleration for the remaining term of this Lease; but to the extent required by law, the total amount so accelerated will be reduced to present value; or

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(V)	Without terminating this Lease, enter upon the Premises, without being liable for prosecution or any claim for damages therefore (whether caused by the negligence of Lessor or otherwise), and do whatever Lessee is obligated to do under the terms of this Lease, in which event Lessee shall reimburse Lessor on demand for any expenses which Lessor may incur in thus effecting compliance with the terms of this Lease.

Notwithstanding the foregoing, with respect to re-lease or re-renting the Premises, Lessor and Lessee agree that Lessor shall only be required to use the same efforts Lessor then uses to lease other properties Lessor owns or manages (or if the Premises is then managed for Lessor, then Lessor shall instruct such manager to use the same efforts such manager then uses to lease other space or properties which its owns or manages); provided, however, that Lessor (or its manager) shall not be required to give any preference or priority to the showing or leasing of the Premises over any other space that Lessor (or its manager) may be leasing or have available and may place a suitable prospective tenant in any such available space regardless of when such alternative space becomes available; provided, further, that Lessor shall not be required to observe any instruction given by Lessee about such re-letting or accept any tenant unless such offered tenant has a creditworthiness acceptable to Lessor, leases the entire Premises, agrees to use the Premises in a manner consistent with the Lease, and leases the Premises at the same or greater rent, for no more than the current term and on the same terms and conditions of this Lease without the expenditure by lessor for tenant improvements or broker’s commissions.

The remedies for which provision is made in this Article shall not be exclusive and in addition thereto Lessor may pursue such other remedies as are now or hereinafter provided by law, equity or statue in the event of any breach, default or abandonment by Lessee.

B.   Lessor’s Damages. In any event, and irrespective of any option exercised by Lessor, Lessee agrees to pay and the Lessor shall be entitled to recover all reasonable and verifiable costs and expenses incurred by Lessor, including reasonable attorneys’ fees, paralegal fees and expenses, in connection with collection of Rent or damages or enforcing other rights of Lessor in the event of a breach, default or abandonment by Lessee irrespective of whether or not Lessor elects to terminate this Lease by reason of such a breach, default or abandonment. Lessor’s damages hereunder shall include, without limitation, any loss of Rent prior to or after reletting of the Premises; broker’s commissions; advertising costs; reasonable costs of repairing, cleaning, repainting and remodeling the Premises for reletting; and moving ~~and storage~~ charges incurred by Lessor in moving Lessee’s property and effects from the Premises after termination of this Lease. In the event that any court or governmental authority shall limit any amount which Lessor may be entitled to recover under this paragraph, Lessor shall be entitled to recover the maximum amount permitted under law. Nothing in this Article shall be interpreted to limit Lessor’s recovery from Lessee of the maximum amount permitted under law or of any other sums or damages which Lessor may be entitled to so recover in addition to the damages set forth herein. Lessee hereby expressly waives any and all rights of redemption, if any, granted by or under any present or future law in the event Lessee shall be evicted or dispossessed for any cause, or in the event Lessor shall obtain possession of the Premises by virtue of the provisions of this Lease, or otherwise.

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C.    Additional Costs. All past due installments of Rent and other sums of money due and payable from Lessee to Lessor under this Lease shall bear interest at the Applicable Interest Rate from the date due until paid. In addition to the foregoing, if any payment of rent is not received within ten (10) days after the date due, Lessee shall pay Lessor an additional $10.00 per day for each day of delinquency after the due date to the date paid, which amount represents an estimate of Lessor’s administrative costs reasonably related to collecting and accounting for such late payment.

D.    Lien for Rent. In order to secure Lessee’s payment of all rental and other sums due hereunder, Lessee hereby grants to Lessor an express contractual lien upon all property of Lessee now or hereafter placed in or upon the Premises, except such part of such property as may be exchanged, replaced or sold from time to time in the ordinary course of Lessee’s operations, and all such property will be and remain subject to such lien of Lessor and, subject to foreclosure in accordance with the applicable laws of the State of Florida. Such express lien will be in addition to and cumulative of any landlord’s lien provided by the laws of the State of Florida. For the purpose of securing all rental and other sums due hereunder, this Lease shall also be deemed a security agreement under the Uniform Commercial Code as such is in effect in the State of Florida, and Lessor shall have all rights and remedies provided by such Uniform Commercial Code. Lessor and Lessee agree that five (5) days notice of public or private sale in the event of foreclosure of the rights of Lessor under this security agreement shall be reasonable notice. Lessee agrees to execute from time to time, Uniform Commercial Code financing statements required by Lessor to perfect the lien hereby created.

E.    Survival. All of Lessee’s obligations under this Article shall survive the termination of this Lease.

24.          Waiver or Estoppel - Remedies are Cumulative. The failure of Lessor to insist, in any one or more instances, upon strict performance of any covenants or agreements of this Lease, or exercise any option of Lessor herein contained, shall not be construed as a waiver or relinquishment for the future of such covenant, agreement or option, but the same shall continue and remain in full force and effect, and Lessor shall have the right to require strict performance or to declare a default at any time and take such action as might be lawful or authorized hereunder, either in law or in equity. Receipt of Rent or other payments due hereunder by Lessor, with knowledge of the breach of any covenant or agreement hereof, shall not be deemed a waiver of such breach and no waiver by Lessor of any provision hereof shall be deemed to have been made unless expressed in writing and signed by Lessor. Lessor’s receipt of less than the full amount due from Lessee shall not be construed to be other than a payment on the account of the amounts then due, nor shall any statement on Lessee’s check or letter accompanying Lessee’s payment be deemed an accord and satisfaction, and Lessor may accept such payment as a partial payment only. Any and all rights and remedies which are available to Lessor and which are either set forth herein or are generally available to Lessor under applicable law are cumulative in nature and none shall exclude any other rights or remedies allowed by law or equity.

25.          Subordination and Attornment.

A.    Subordination. All rights and interests of Lessee hereunder are and shall be and remain subject, subordinate and inferior to all mortgages, heretofore or hereafter encumbering the Premises or the Project, or any part thereof, and to all renewals, modifications, consolidations, replacements and extensions of any such mortgage. The right of the holder of any such mortgage shall at all times be and remain prior and superior to all rights and interest of Lessee. This provision shall constitute a self-operative subordination agreement with respect to all such mortgages and all renewals, modifications, consolidations, replacements and extensions thereof.

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B.    Attornment. Lessee further covenants and agrees that if the Lessor of any ground lease acquires title to the Project through termination of assignment of such ground lease or if the holder of any mortgage acquires the Premises by foreclosure or deed in lieu of foreclosure, or if any other party acquires the Premises as a purchaser at any foreclosure sale (any such lessor of any ground lease, holder of any mortgage or purchaser at a foreclosure sale being each hereinafter referred to as the "Purchaser"), Lessee will thereafter, but only at the option of the Purchaser, as evidence by the written notice of the purchaser’s election given to Lessee within a reasonable time after the Purchaser’s acquisition of title, remain bound by novation of otherwise to the same effect as if a new and identical lease containing the terms of this Lease between the Purchaser, as lessor, and Lessee, as lessee, had been entered into for the remainder of the Term of the Lease effective on the date of the Purchaser’s acquisition of title.

C.    Further Documentation. If the holder of any such mortgage or any person, firm or corporation agreeing to make a loan secured by a mortgage on the Building, the Premises or the Project shall require confirmation of any subordination for which provision is herein made or a separate subordination agreement with respect to any mortgage transaction, Lessee shall execute such confirmation or subordination agreement, within ten (10) days of Lessor’s request for the same, in the form required by such mortgage holder or other person, firm or corporation agreeing to make a loan secured by a mortgage on the Building, the Premises or the Project, and the execution of the same shall not diminish or affect the liability of Lessee hereunder or of any other party responsible for or guaranteeing the obligations of Lessee under this Lease.

26.          Estoppel Certificates. Lessee will, at any time and from time to time, within five days after the request of Lessor, execute, acknowledge and deliver to Lessor a certificate executed by Lessee certifying: (a) whether or not this Lease is unmodified and is in full force and effect (or, if there have been modifications, the extent to which this Lease is in full force and effect as modified and stating the modifications), (b) whether or not there are then existing any defaults on the part of Lessor or any offsets or defenses against the enforcement of any provisions of this Lease by Lessor (and if so, specifying the same), (c) the dates, if any, to which Rent, Operating Costs and Additional Rental and other charges have been paid, (d) the address to which notices to Lessee should be sent, (e) that Lessor has completed the improvements to the Premises Lessor is responsible for completing under the Workletter and that Lessee has accepted the same; (f) that Lessee is in possession of the Premises and (g) such other matters as Lessor shall reasonably request.

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27.          Condemnation. Should the Premises or the Building be taken appropriated or condemned for public purposes, or voluntarily transferred in lieu of condemnation, in whole or in such substantial part as to render the Building unsuitable for Lessor’s purposes, materially adversely affect the value of the Building or the Project, or the Premises unsuitable for Lessee’s purposes, then the Term shall, at the option of Lessor in the first and second instances and at the option of Lessee in the third instance, terminate when Lessee’s right to possession is terminated. If neither party exercises this option to terminate by notice to the other party within ten days after the date of such taking, or if the portion of the Premises or the Building taken, appropriated, condemned or voluntarily transferred in lieu of condemnation does not render the Building unsuitable for Lessor’s purposes or the Premises unsuitable for Lessee’s purposes, then this Lease shall terminate only as to the part taken or conveyed on the date Lessee shall yield possession, and Lessor shall make such repairs and alterations as may be necessary to make the part not taken usable, and the rental payable hereunder shall be reduced in proportion to the part of the premises taken. The Premises shall be deemed unsuitable for Lessee’s purposes only if the portion of the Premises taken is so great that Lessee cannot continue to conduct business in a manner comparable to the manner in which Lessee conducted its business prior to the taking. Lessor reserves unto itself, and Lessee assigns to Lessor, all right to damages or compensation accruing on account of any taking, appropriation, transfer in lieu of condemnation, or condemnation of any part of the Premises, the Building or the Project, or by reason of any act of any public or quasi-public authority for which damages are payable, including, without limitation, any award for the value of the unexpired portion of the Term. Lessee agrees to execute such instruments of assignment as may be reasonably required by Lessor, to join with Lessor in any petition for the recovery of damages if requested by Lessor, and to turn over to Lessor any such damages that may be recovered in any such proceeding. Lessor does not reserve to itself, and Lessee does not assign to Lessor, any damages payable for on account of interruption in Lessee’s business, for moving and relocation expenses and for depreciation to, removal of and/or loss of trade fixtures installed by Lessee at its cost and expense which are not part of the Premises. Notwithstanding the foregoing, no temporary taking of the Premises, and/or Lessee’s rights therein, by a public or quasi- public agency under the right of eminent domain will terminate this Lease or give Lessee any right to any abatement of Rent, Additional Rent or any other payment to be made by lessee under this Lease unless such temporary taking lasts longer than thirty (30) days. Any award made to Lessee by reason of any temporary taking will belong entirely to Lessee and Lessor will not be entitled to share in such award.

28.          Lessor’s Right of Performance. In the event that Lessee fails to completely fulfill or perform any of its monetary or non-monetary duties and obligations set forth herein, Lessor may, in its sole discretion, perform or cause to be performed any and all such duties and obligations. If Lessor expends any sums of money in the performance of any of the monetary or non-monetary duties and obligations of the Lessee set forth herein, any such sums of money expended by Lessor shall become additional amounts of rental due under this Lease and shall be paid by Lessee immediately upon demand.

29.          Liability of Lessor. Provided that any purchaser assumes all of Lessor’s obligations hereunder in writing, in the event of any sale, transfer or conveyance by Lessor of the Premises, the seller shall be and hereby is entirely freed and relieved, released and discharged of all liabilities and obligations of Lessor hereunder which accrue from or after the date of such sale. It shall be deemed and construed, without further agreement between the parties or between the parties and the purchaser of the Premises, that such purchaser has assumed and agreed to carry out any and all covenants and obligations of Lessor hereunder from and after such date. Lessor shall not be liable for or responsible to Lessee for any loss or damage to any property or person occasioned by theft, fire, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, or for any damage or inconvenience which may arise through repair or alteration of any part of the Premises, the Building or the Project, or failure to make any such repairs. Lessee will not hold Lessor liable for injury or damage to person or property caused by other tenants or persons in the Building or the Project or resulting from the operation of the elevator, heating, ventilating or air-conditioning systems, or lighting apparatus, or from falling plaster or other materials or fixtures, or from steam, gas, electricity, water, rain or dampness which may leak or flow from any part of the Building, or from the pipes, appliances, or plumbing work of the same, or from any other place. All goods or property or personal effects stored or placed by the Lessee in or about the Building shall be at the sole risk of the Lessee. Notwithstanding anything to the contrary contained in this Lease, in the event of a breach by Lessor of any of the terms, covenants and conditions of this Lease to be performed by Lessor, or if Lessor otherwise shall be liable to Lessee with respect to any matter related to or arising out of this Lease, it is specifically understood and agreed that the monetary liability of any Lessor hereunder shall be limited to the equity of Lessor in the Building. In the furtherance of the foregoing, Lessee hereby agrees that any judgment it may obtain against Lessor (and any officers, shareholders or employees of Lessor) as a result of a breach of any of the terms, covenants or conditions hereof shall be enforceable solely against Lessor’s fee interest in the Project, and Lessor (and any trustees, officers, shareholders or employees of Lessor) shall never be personally liable for such judgment. This Article shall not limit any right that Lessee may otherwise have to obtain injunctive relief against Lessor or Lessor’s successor in interest, or to bring any other action not involving Lessor’s personal liability for monetary damages.

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30.     Reservation of Rights by Lessor. Lessor shall have the following rights, exercisable without notice or restriction (except as provided to the contrary in subsections (a) and (e) below), without any liability to Lessee for damage or injury to person, property or business, without being deemed an eviction or disturbance of any manner of Lessee’s use or possession of the Premises and without relieving Lessee from its obligation to pay all Rent when due or from any other obligation under this Lease: (a) to change the Building’s and/or the Project’s name or to change the Building’s and/or the Project’s street address upon sixty (60) days’ prior notice; (b) to install, affix and maintain any and all signs on the exterior and/or interior of the Building (excluding the interior of the Premises); (c) to designate all sources, furnishings, signs, sign painting and lettering to Lessee and to designate or approve prior to installation all types and configurations of signs, window shades, blinds, window treatments, drapes, awnings or other similar items, and all internal lighting, fixtures or equipment that may be visible from the exterior of the Premises or the Building; (d) to display the Premises to prospective mortgagees and purchasers at reasonable hours, upon reasonable notification to Lessee (not less than 24 hours), and, during the last 12 months of the Term, to display the Premises at reasonable hours to prospective tenants, Lessor shall take due care as to not interfere with Lessee’s Permitted Use of the Premises; (e) to display on the exterior of the Premises "for rent" or "for sale" signs provided that no such signs shall be placed or maintained on the Premises prior to the ninetieth (90th) day before the expiration or termination of this Lease; (f) to change the arrangement and/or location of entrances, parking areas, doors, corridors, elevators, stairs, toilets or other public parts of the Building and the Project; (g) to grant to any person the exclusive right to conduct any business or render any service in or to the Building or the Project, provided such exclusive right shall not operate to prohibit Lessee from using the Premises for such purposes as are permitted under this Lease; (h) to prohibit the placing of vending or dispensing machines of any kind in or about the Premises, except such machines which are for the exclusive use of Lessee, its employees and invitees, (i) to have access for Lessor and other tenants of the Building of which the Premises are a part to any mail chutes and mail boxes located in the Premises and/or Building according to the rules of the United States Post Office; (j) to close the Building of which the Premises are a part after the Building Hours and on Saturdays (except as provided otherwise herein), Sundays and national holidays except that Lessee and its employees and invitees shall be entitled to admission at all times under such regulations as Lessor prescribes for access control purposes; (k) to take any and all reasonable measures, including inspections, repairs, alterations, decorations, additions and improvements to the Premises, the Building or the Project, as may be necessary or desirable in the operation thereof or for the safety, protection or preservation thereof or Lessor’s interest therein; (1) to retain at all times master keys or passkeys to the Premises; (m) to increase or decrease the size of the Project by adding additional real property to the Building or the Project or by expanding the improvements (i.e., additional stories) thereon or adding additional improvements thereto or by taking away real property from the Project; (n) to change Lessee’s pro rata share of Operating Costs by recomputing the Usable Area of the Building or the project as a result of (i) expansion or reduction of the size of the Building or the Project; (ii) casualty; (iii) eminent domain or (iv) any provision(s) of this Lease; (o) to change or modify the design and layout of Building Common Areas and Project Common Areas, including, but not limited to, the parking area(s) shown on Exhibit “B” attached hereto; (p) to grant any tenant of the Building of the Project exclusive use of a portion of the parking areas serving the Building or the Project (by roping off that portion of the parking areas or otherwise); (q) establish a parking validation system and charge all users a fee for participation (including Lessee’s employees, agents, invitees and licensees) or treat the costs of operation of the system as part of the Operating Costs of the Building; (r) to enter onto the Premises for repair or expansion of the Building or the Project or to use the exterior walls of the Premises and the area between the finished ceiling of the Premises and the slab of the Building floor thereabove and the area between the finished floor of the Premises floor and the finished ceiling of the portion of the Building therebelow, together with the right to locate or relocate (both vertically and horizontally), install, maintain, use, repair and replace pipes, utility lines, cables, ducts, conduits, flues, refrigerant lines, drains, sprinkler mains and valves, access panels, wires and appurtenant meters or equipment, and structural elements leading through, under or above the Premises, when deemed necessary by the Lessor for improvement of other premises in the Building or the Project; provided, however, such construction, installation and maintenance shall not materially diminish the Usable Area of the Premises or materially interfere with Lessee’s intended use of the Premises; (s) to change the Building Hours; (t) to relocate Lessee to other space in the Building approximately the same size or greater than the Premises at Lessor’s cost and expense; (u) to change Lessee’s pro rata share of Operating Costs by replacing the applicable ratio used to compute Lessee’s share with a ratio based on all allocated parking spaces or a combination of allocated parking spaces and square footage of certain areas; and (v) to close any skylights or windows in the Building not within the Premises. This Article shall not be construed to alter or create any obligations of Lessor or Lessee with respect to repairs or improvements or other obligations provided herein. Anything in this Lease to the contrary notwithstanding, the term "Lessor" shall be limited to mean and include only the then owner of the Project, or the tenant under any underlying ground lease of the Building, and not any predecessor owner or tenant. Notwithstanding anything contained in the forgoing paragraph, Lessor shall provide not less than 24 hours’ notice (unless an emergency) to Lessor of its intention to enter the Premises and Lessor shall use reasonable efforts as to not interfere with Lessee’s Permitted Use of the Premises.

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31.     Hazardous Waste. Without limiting the foregoing, Lessee agrees to comply strictly and in all respects with the requirements of any and all federal, state and local statutes, rules and regulations now or hereinafter existing relating to the discharge, spillage, storage, uncontrolled loss, seepage, filtration, disposal, removal or use of hazardous materials, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Resource Conversation and Recovery Act, the Hazardous Materials Transportation Act and the Florida Hazardous Substances Law (collectively the "Hazardous Waste Law”) and with all similar applicable laws and regulations and shall notify Lessor promptly in the event of any discharge, spillage, uncontrolled loss, seepage or filtration of oil, petroleum, chemical liquids or solids, liquid or gaseous products or any other Hazardous Materials (a "Spill") or the presence of any substance or material presently or hereafter identified to be toxic or hazardous according to any Hazardous Waste Law, including, without limitation, any asbestos, PCBs, radioactive substance, methane, volatile hydrocarbons, acids, pesticides, paints, petroleum based products, lead, cyanide, DDT, printing inks, industrial solvents or any other material or substance which has in the past or could presently or at any time in the future cause or constitute a health, safety or other environmental hazard to any person or property (collectively "Hazardous Materials") upon the Premises or the Project, and shall promptly forward to Lessor copies of all orders, notices, permits, applications or other communications and reports in connection with any such Spill or Hazardous Materials. Lessee shall not handle, use, generate, manufacture, store or dispose of Hazardous Materials in, upon, under or about the Premises and Project, Lessee shall indemnify Lessor and hold Lessor harmless from and against all loss, penalty, liability, damage and expense suffered or incurred by Lessor related to or arising out of (i) the presence of Hazardous Materials on the Premises; (ii) any Spill or Hazardous Material affecting the Project, including any loss of value of the Project as a result of a Spill or the presence of Hazardous Material; or (iii) any other matter affecting the Project as a result of Lessee’s action or inaction within the jurisdiction of any Governmental Authority, which loss, damage, penalty, liability, damage and expense shall include, but not be limited to, (a) court costs, attorney’s fees and expenses, and disbursements through and including any appellate proceedings; (b) all foreseeable and unforeseeable consequential damages, directly or indirectly, arising out of the use, generation, storage or disposal of Hazardous Materials by Lessee; (c) the cost of any required or necessary repair, clean-up or detoxification of the Project; and (d) the cost of preparation of any closure or other plans required under the Hazardous Waste Law, necessary to sell or lease the Premises or the Project.

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Lessor represents and warrants that as of the date hereof, to the best of Lessor’s knowledge, including that which Lessor should have known, the Building, Project and Premise all conform with all applicable laws, rules and regulations no hazardous materials exist in or around the Building, Project or Premises. To the extent any hazardous material is located in the Premises and is not caused by Lessee, Lessor shall immediately remediate such hazardous material.

32.          Invalidity of Particular Provisions. If any term or provisions of this Lease or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to person or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted law.

33.          Notices. All notices required or contemplated by this Lease shall be in writing and shall be delivered in person by Lessor or Lessee or their representatives, by professional courier or by United States Certified Mail, Return Receipt Requested, addressed to the party to whom such notices is directed at the address initially set forth in this Lease, with copies to Lessor at the Payment Address, and to Lessee at the following address:

6401 Congress Avenue, Suite 160

Boca Raton, Florida 33487

By giving at least two (2) days prior written notice to the other party, either party may change its address for notices hereunder.

34.          Building Hours. The Building shall be open for regular business during the Building Hours. Access shall be accommodated by the Building access control system, if any, at all other times.

35.          Entire Agreement. Lessee agrees that Lessor has not made any statement, promise or agreement, or taken upon itself any engagement whatsoever, verbally or in writing, in conflict with the terms of this Lease, or which in any way modifies, varies, alters, enlarges or invalidates any of its provisions. This Lease sets forth the entire understanding between Lessor and Lessee, and shall not be changed, modified or amended except by an instrument in writing signed by both parties, ~~the party against whom the enforcement of any such change, modification, or amendment is sought~~.

36.          Representations. The taking possession of the Premises by Lessee shall be conclusive evidence that the Premises were in good and satisfactory condition at the time such possession was taken. No representations, except those contained herein, have been made on the part of Lessor with respect to the order, repair or condition of the Premises or the Building. Lessee will make no claim on account of any representations whatsoever, whether made by any renting agent, broker, officer or other representative of Lessor or which may be contained in any circular, prospectus or advertisement relating to the Premises, the Building or the Project, or otherwise, unless the same is specifically set forth in this Lease.

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37.          Interpretation. The covenants and agreements herein contained shall bind, and the benefit and advantages hereof shall inure to, the respective heirs, legal representatives, successors and assigns of Lessor and Lessee. Whenever used, the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders. The headings set forth in this Lease are for ease of reference only, and shall not be interpreted to modify or limit the provisions hereof. All of Lessor’s and Lessee’s obligations hereunder not fully performed as of the expiration of the Term or the earlier termination of this Lease shall survive the expiration or earlier termination of the Term hereof.

38.          Governing Law and Venue. This Lease shall be construed in accordance with the laws of the State of Florida. Lessor and Lessee (and any and all guarantors of this Lease) irrevocably agree that their respective agreements and obligations hereunder (and under any Guaranty of Rent Payment) will be performable in the County where the Premises are located and that venue for any action arising under or related to this Lease (or arising under or related to any Guaranty of Rent Payment) shall be in the County where the Premises are located.

39.          Attorney’s Fees. In any litigation involving the interpretation of this Lease or the enforcement of any provisions hereof, the prevailing party shall be entitled to reasonable attorney’s fees, paralegal fees, expenses and costs. When any party is entitled to attorney’s fees, paralegal fees, expenses and costs hereunder, the term attorney’s fees and costs shall be construed to include the payment of attorney’s fees, paralegal fees, expenses and costs on appeal.

40.          No Partnership or Joint Venture. It is understood and agreed that nothing contained in this Lease shall be deemed or construed as creating a partnership or joint venture between Lessor and Lessee or between Lessor and any other party, or cause either party to be characterized as a "warehouseman" or a "bailee" or to be responsible in any way for the debts and obligations of the other party.

41.          Nondisclosure of Lease Terms. Lessee acknowledges and agrees that the terms of this Lease and all addenda, exhibits and amendments hereto are confidential and constitute proprietary information of the Lessor. Lessee agrees that it and its partners, officers, directors, employees and attorneys shall not disclose the terms and conditions of this Lease or the exhibits, addenda, and amendments hereto to any other person; provided, however, that Lessee may disclose such terms to its legal representative and independent accountants with respect to the preparation of financial statements. Lessee shall not record this Lease.

42.          Waiver of Jury Trial. Lessor and Lessee each acknowledges that it is aware of and has had the advice of counsel of its choice with respect to its rights to trial by jury under the Constitutions of the United States and the State of Florida, and each party does hereby expressly and knowingly waive and release all such rights to trial by jury in any action, proceeding or counterclaim brought by either party hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, Lessor’s use or occupancy of the Premises, and/or any claim of injury or damage.

43.          No Offer. Submission of this Lease by Lessor to Lessee for examination and signature does not constitute an offer or option for lease. This Lease will be effective only upon execution and delivery by both Lessee and Lessor.

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44.         Counterparts. This Lease may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute but one and the same instrument.

45.          Lessee’s Authority. Lessee makes the following representations to Lessor, on which Lessor is entitled to rely in executing this Lease. (i) Lessee has the power to enter into this Lease and the transactions contemplated hereby and to perform its obligations hereunder, and by proper resolution the signatory hereto has been duly authorized to execute and deliver this Lease; and (ii) the execution, delivery and performance of this Lease and the consummation of the transactions herein contemplated shall not conflict with or result in a violation or breach of, or a default under Lessor’s Articles of Incorporation or bylaws or partnership agreements, as amended, or any indenture, mortgage, deed of trust note, security agreement or other agreement or instrument to which Lessee is a party or by which it is bound or to which any of its properties is subject. Lessor may cancel this Lease if (1) Lessee is a Delaware Limited Liability Corporation (state of origin/type of entity) and Lessee fails to provide adequate documentation of Lessee’s existence and the authority of the individual executing this Lease on behalf of Lessee within ten business days of the date of execution of this Lease; or (2) Lessee fails to deliver a financial statement reasonably satisfactory to Lender at or prior to the date of execution of this Lease.

46.          Joint and Several Liability. If more than one party is defined as Lessee in this Lease, all of the duties, obligations, promises, covenants and agreements contained in this Lease to be paid and performed by Lessee will be the joint and several obligations of all parties defined as Lessee. Each party defined as Lessee agrees that Lessor in Lessor’s sole discretion may (i) institute or bring suit against each such party, jointly and severally, or against any one or more of such parties, (ii) compromise or settle with any one or more of such parties for such consideration as Lessor may deem proper, and (iii) release one or more of such parties from liability hereunder, and that no such action by Lessor will impair or affect Lessor’s right to collect costs, expenses, losses or damages incurred or suffered by Lessor from the other parties defined as Lessee, or any of such parties, not so sued, compromised, settled with or released.

47.          Brokerage. Lessee warrants and represents that it has not dealt, consulted or negotiated with any real estate broker or agent in connection with this Lease other than CBRE, Inc. and N/A (the "Designated Broker"). In the event of any breach of the foregoing, Lessee hereby agrees to indemnify and hold harmless Lessor from and against any and all loss and liability resulting from or arising out of (a) all claims of any real estate broker or agent for a commission other than claims by the Designated Broker; and (b) all attorney’s fees and costs incurred by the Lessor as a result of any such claims.

48.          Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

49.          Prepaid Rent. Due upon the Lease execution shall be the first ($10,636.38 - February 2022) and last ($11,767.79 - November 2026) months Annual Rent, Operating Costs and Florida State Sales Tax due under the Lease. For the last month’s rent calculation, the Operating Costs are based on the 2021 estimate and will be subject to adjustment based on any adjustments to the Operating Costs during the lease term. For the avoidance of doubt, all prepaid fees shall be applied to the Rents owes for those given months (subject to the final Lease Commencement Date which shall be outlined in Exhibit which will be mutually executed by Lessor and Lessee once the Lease Commencement Date is confirmed.

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50.          Abatement. Lessor agrees to abate the Annual Rent outlined in Par. 5 of the lease for the months of August 2021 and September 2021. Furthermore, Lessor agrees to abate fifty (50%) percent of the Annual Rent for the period of October 1, 2021 thru January 31,2022. The abated months may adjust subject to the final Lease Commencement Date. The attached Exhibit E will outline the Lease Commencement Date and lease months receiving full or partial Annual Rent abatement.

51.        Security Deposit Credit, Provided Lessee is not or has not been in default of the Lease, Lessor agreed to credit back to Lessee one-half of the Security Deposit after month thirty-eight (38) of the lease term. Lessor will credit said amount against the Annual Rent, Operating Costs and Sales Tax due for month thirty-nine (39) of the Lease.

52.        Option to Renew. Provided Lessee is not in default and provided Lessee gives Lessor at least one hundred eighty (180) days prior written notice, Lessee shall have one (1) option to renew the lease for an additional five (5) year term at 100% fair market rent.

53.        Early Occupancy. Upon full execution of the Lease, Lessee shall be allowed Early Occupancy of the Premises. During the Early Occupancy Period, Lessee shall not required to Annual Rent or Operating Costs, but will be required to place the utilities for the Premises into their name.

54.         Existing Lease. Upon full execution of this Lease, the lease Lessee executed for space located at 6401 Congress Avenue, Suite 110 shall be null and void and of no further force and effect.

Remainder of Page Intentionally Left Blank

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IN witness WHEREOF, Lessor and Lessee have caused this Lease to be executed as required by law on this, the day and year first above written.

Signed, sealed and delivered

in the presence of:

WITNESS:

/s/ Martha Escobar	05/28/21	LESSOR: CATEXOR LIMITED PARTNERSHIP-I
Date

Martha Escobar		By:	/s/ Melanie Mochan
Print Name			Catexor, Inc., Managing Partner
Stig Wennerstrom - President
or Melanie Mochan VP of Finance

	Date	Date:	05/28/21

Print Name

WITNESS:

	5/27/21	LESSEE: VOCODIA GROUP, LLC
Date
		By:	/s/ Brian Podolak
Print Name
		Name:	Brian Podolak

	Date	Title:	Managing/Member

Print Name		Date:	5/27/21

(Corporate Seal)

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Exhibit "a"

6401 Congress Avenue

Suite 160

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Exhibit ”B"

(Site Plan)

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Exhibit "C"

Lessor’s Work

Prior to the Lease Commencement Date, Lessor, at Lessor’s cost will improve the Premises in accordance with the floor plan attached.

Attached as part of this Exhibit “C” is the scope of work and cost estimate of the tenant improvements provided by Lessor’s general contractor. Lessor will finish the Premises in accordance with this scope of work and Lessor’s maximum expenditure on the tenant improvements shall not exceed $61,650.00.

Any other improvements shall be Lessee’s responsibility and cost and must be performed in accordance with the Lease. Any alterations to the Premises shall first be approved by Lessor/Lessor’s Managing Agent.

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Exhibit “C1”

Project:	6401 Congress Suite 140	1791 Blount Road #903 Pompano Beach, FL 33069
Date:	May25,2021	Kenneth Nejib (561)239-9873

DIV	DESCRIPTION	COST	DETAILS & COMMENTS
00 72 00	GENERAL CONDITIONS	$2,500.00	Clean-up, Dumpster & Misc.
00 73 00	SUPERVISION	$4,000.00
0240 00	DEMOLITION	$0.00
06 10 00	ROUGH CARPENTRY	$0.00
06 20 00	TRIM CARPENTRY	$1,000.00	Install Doors & Hardware
08 11 00	DOORS/FRAMES	$3,500.00	Six (6) 3’-0" x 6’-8“ SC Doors/HM Frame & 6’-0’"6’-8" Dbl Door
08 40 00	STOREFRONT	$0.00	Existing to Remain
08 70 00	DOOR HARDWARE	$1,000.00
08 88 00	INTERIOR WINDOWS	$2,500.00	Six (8) 18” Sidelights at New Offices
09 20 00	INT FRAMING/GYPSUM BOARD	$9,000.00	150 LF of New Partitions
09 51 13	ACOUSTICAL CEILINGS	$500.00	Minor Repairs at New Walls
09 60 00	FLOOR PREP	$800.00	Prep at VCT Tito Covered By Carpet
09 65 13	VINYL BASE	$1,100.00	600 LF ♦/-
09 65 19	VCT	$800.00	Storage Room Only Over Existing VCT Flooring
09 68 00	CARPET	$6,600.00	Areas Currently Without Carpeting
09 81 00	INSULATION-Acoustical	$1,500.00	New Office Walls & Garage Wall Only
O9 90 00	PAINTING	$4,000.00	New Walla & Doors Only to Match Existing Paint Color
12 32 00	CABINETRY/MILLWORK	$0.00	Existing To Romain
21 10 00	FIRE SPRINKLER	$2,500.00	Allowance to Reconfigure if Needed for New Offices
22 42 00	PLUMBING	$0.00	Existing To Remain
22 47 00	DRINKING FOUNTAINS	$3,000.00	New
23 00 00	HVAC	$4,200.00	Six (6) Supply’s and Jumper Returns
26 20 00	ELECTRICAL SERVICE	$0.00	Existing to Remain
26 20 00	ELECTRICAL	$2,500.00	Twelve (12) Outlets @ New Offices 2/Office Using Exist CCT’s
26 50 00	LIGHTING	$1,400.00	Relocate Existing Light Fixtures as Needed
27 20 00	DATA/VOICE	$450.00	Empty Boxes w/Conduit at Six (6) Offices. Wiring By Others
27 30 00	EXTERIOR SIGN	$0.00	N/A
28 31 00	FIRE ALARM	$0.00	N/A
	INSURANCE	$800.00	LIABILITY INSURANCE
	ARCHITECTURAL FEES	$0.00	BY OTHERS
	PERMIT FEES	$0.00	BY OTHERS
	OH&P	$8,000.00
	PROJECT TOTAL	$81,650.00

QUALIFICATIONS:

1	Flooring to remain In Kitchen. Install Transition Strip @ Carpat to VCT Areas
2	No Painting Except At New Walls & Doors
3	Drywall/Framing Iciudes 150’ Of New Wall Includes Framif For Doors/Sidellghts & Front Of One (1) Garage Door
4	Lighting to Remain on Existing Switches
5	Offices to Receive Keyed ADA Locksets & Door Stops

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Exhibit "D"

Rules and regulations for the project

1.          The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls of the Building shall not be obstructed or encumbered, nor shall they be used for any purpose other than ingress and egress to and from the Premises or Common Areas.

2.          Tenant identification shall be provided by Lessor at each tenant’s expense in conformance to the signage standards for the Building and local codes. No additional signage shall be installed by a tenant.

3.          Parking spaces associated with the Building are intended for the exclusive use of passenger vehicles. Except for intermittent deliveries, no vehicles other than passenger vehicles may be parked in a parking space with the express written permission of Lessor. Parking spaces designated for a specific tenant shall not be used by any other tenant.

4.          Lessor shall provide trash receptacles or dumpsters at predetermined locations; it is each tenant’s obligation to place all trash and debris within those containers. Should Lessee generate more than a normal amount of trash or debris or create a special type of waste calling for special treatment, then Lessor reserves the right to bill additional amounts to Lessee to cover any or all expenses incurred by Lessor in dealing with this problem.

5.          Lessee shall not bum any trash of any kind in or about the Premises, nor shall Lessee permit rubbish, refuse or garbage to accumulate or any fire or health hazard to exist upon or about the Premises.

6.          The toilets and urinals and other plumbing fixtures in Common Areas or in tenant spaces shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown into them. All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose servants, employees, agents, visitors or licenses, shall have caused the same. Waste and excessive or unusual use of water shall not be allowed.

7.          Lessee and Lessee’s employees shall not make disturbing noises, permit a nuisance about the Premises, keep birds or animals in the Premises or use such Premises for lodging, sleeping, immoral or illegal purposes or commit any act on the Premises or other parts of the Building which Lessor deems an interference with the rights, comforts and convenience of other tenants. Business machines and mechanical equipment belonging to Lessee which cause noise or vibration that may be transmitted to the structure of the Building or to any tenants in the Building shall be placed and maintained by Lessee, at Lessee’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. Included herein is any device that emits electro-mechanical waves or radio frequencies which interfere with any other tenants devices or equipment.

8.          No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the Building, and no cooking shall be done or permitted by any tenant in the Building without written consent of Lessor, which may be withheld for any reason. Notwithstanding the foregoing, if Lessee’s Premises contain a kitchen, Lessee may cook in its kitchen. No tenant shall cause, suffer or pennit any unusual or objectionable odors or any nuisance, to be produced upon or permeate from any premises demised to him or it.

9.          Canvassing, soliciting and peddling in the Building are prohibited and Lessee shall cooperate to prevent such activity.

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10.          No curtains, blinds, shades, or awnings, interior window treatments or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises, without the prior written consent of the Lessor. Should such permission be granted, fixtures must be of a quality, type, design and color, and must be attached in the manner approved by the Lessor.

11.          Lessee shall see that all doors are securely locked, water faucets, electric lights and air conditioning thermostats turned off before leaving the Building. Lessee shall be responsible for any damage to the Premises or the Building and for all damage or injuries sustained by other tenants or occupants of the Building arising out of Lessee’s failure to observe this rule.

12.          No space on or in the Building shall be used for manufacturing, for the storage or retail sale of tangible personal property of any kind, unless Lessor gives its prior written consent to such manufacturing, storage or retail sale, which consent may be unreasonably withheld.

13.          No tenant shall overload the floors of the Building, and each shall obtain approval from Lessor before installing any iron safe or other heavy equipment or machines. No safes, bulky or heavy articles, furniture or freight, shall be carried into the main entranceway of the Building unless arrangements are first made with Lessor. All furniture, building supplies and materials, safes and other heavy property, equipment, machinery and other freight must be moved into, within and out of the Building under the Lessor’s supervision, but Lessor will not be responsible for loss of or damage to such freight from any cause. Lessor shall prescribe the time and manner for the carrying in and removal of such articles, also the right and proper position of safes and other weighty articles before they are admitted to the Building, and each tenant shall be responsible for all injury to person or property caused by the installing, maintaining or removing of such articles.

14.          When electric wiring of any kind is introduced it must be connected as directed by the Lessor and no boring or cutting for wires will be allowed except with the Lessor’s consent. The location of telephones, telegraph instruments, electric appliances, call boxes, etc., shall be prescribed by the Lessor. No apparatus of any kind shall be connected with the electric wiring without the written consent of the Lessor except by normal electrical plugs and outlets. The tenants agree not to use or connect with the electric wires any more lights than are provided for in each room, or any electric lamp of higher candle power than provided, or any fan, motor or other apparatus without the Lessor’s written consent. The tenants agree not to connect with the waterpipes any apparatus using water, without the express prior written consent of the Lessor. Upon Lessee’s occupancy, Lessor shall equip the Premises with the necessary electric lamps. Lessee shall pay for all lamps replaced by reason of breaking or burning out during Lessee’s occupancy and surrender the Premises fully equipped with operative lamps.

15.          No tenant shall bore, cut or string wires, except with the prior written consent of the Lessor, and as the Lessor may direct. The expense of any breakage, stoppage or damage resulting from a violation of this Rule shall be borne by the tenant who has caused such breakage, stoppage or damage. Lessee may place nails, paint or screws in the walls of the Premises necessary to secure artwork on such walls. Notwithstanding the foregoing, Lessee shall be responsible for fully repairing damage to the Premises resulting from such nails or screws prior to termination of the Lease.

16.          The requirements of the tenants will be attended to only upon application at the management office of the Building. Building management employees and contractors shall not perform any work or do anything outside of their regular duties, unless under special instructions from the Lessor.

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17.          No tenant, nor any of the servants, employees, agents, visitors or licensees of a tenant, shall at any time bring or keep upon the Building any flammable, combustible or explosive fluid, firearms, chemical or substance, or any matter forbidden or regulated by any insurance company at risk with respect to all or any part of the Building. Lessee shall not make any use of the Premises which would make void or voidable any policy of fire or extended coverage insurance covering the Premises, the Building or the Project. Lessee, at its own cost and expense, shall comply with any reasonable request relating to the Premises or Lessee’s use and occupation thereof, of any insurance company insuring the Premises, (he Building or the Project, or Lessor with respect thereto.

18.          Lessee shall not use or do, or allow anything to be used or done, upon the Premises which may be dangerous, explosive or damaging to life or limb.

19.          No auction, fire or bankruptcy sale may be conducted on the Premises without express prior written consent of Lessor, which consent may be withheld for any reason.

20.          The Lessor may waive or modify any one or more of these rules for the benefit of any particular tenant of the Building, but no such waiver by the Lessor of any such rules shall be construed as a waiver or modification of such rule in favor of any other tenant or tenants of the Building, nor prevent the Lessor from thereafter enforcing any such rule against any or all of the tenants of the Building. Lessor reserves the right to make such other and further rules and regulations as in its judgment may from time to time be necessary for the safety and cleanliness of, and for the preservation of good order in the Building and the Common Areas. These rules shall be applied to each tenant on a non-discriminatory basis.

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EXHIBIT “E”

CERTIFICATE OF LEASE & RENT COMMENCEMENT

Date: _________

Leased Premises (“Premises”): 6421 Congress Avenue, Suites 110, Boca Raton, Florida 33487

The following is hereby confirmed as to the Leased Premises:

1.	With reference to the lease dated ______ ,2021 between Vocodia Group, LLC, LESSEE, and Catexor Limited Partnership I, LESSOR, possession has been delivered to and accepted by LESSEE. In addition, LESSEE and LESSOR hereby establish the lease commencement date to be _________.The lease expiration date shall be

2.	All terms, conditions and duties to be satisfied by LESSOR as to space and improvements of the Premises in order for the rental to commence have been satisfactorily completed and there exists no default on the part of the LESSOR and no claim which might warrant a future credit other than outstanding punch list items to be detailed in a subsequent letter to Lori Laye, CBRE, Inc.

3.	Operating Cost rent as stipulated in Article Seven of the lease commences in full force and effect as of_______. Annual Rent as stipulated in Article Five of the lease shall commence in full force and effect as of ________.

4.	Of the advance rental prepaid by LESSEE, $________ applies to the period of ____________ to__________. Therefore, the first payment due LESSOR shall be $ .due ____________for the period of to, which represents Expense Rent at $ , plus sales tax, per square foot and Base Rent at $ , plus sales tax, per square foot.

5.	Rent payment shall be made payable to Catexor Limited Partnership-I and mailed c o Amtec Center, property ID OADSOI, PO Box 6106, Hicksville, New York 11802-6106, or elsewhere as designated by LESSOR.

Please sign the acknowledgment below and return the original to LESSOR.

Acknowledgment

LESSEE: Vocodia Group, LLC

By:	By:
Catexor, Inc. - General Partner
Stig Wennerstrom - President